Exhibit 99.1

Media Contact:

Kimberly Kuo

Senior Vice President, Public Affairs,

Communications & Communities

704-557-4584

Investor Contact:

David M. Katz

Executive Vice President and Chief Financial Officer

704-557-4929

Coca-Cola Bottling Co. Consolidated Announces Scott Anthony as New

Executive Vice President, Chief Financial Officer

– Transition to CFO planned for end of 2018 –

CHARLOTTE, NC – Coca-Cola Bottling Co. Consolidated (NASDAQ: COKE) today announced that it has appointed Scott Anthony as the Company’s Executive Vice President, Chief Financial Officer, effective December 31, 2018. Mr. Anthony will succeed Dave Katz who, as previously reported, will transition to his new role of President and Chief Operating Officer on December 31, 2018. Mr. Anthony is expected to join the Company on November 30, 2018 and will serve as Senior Vice President, Treasurer until he assumes the role of Executive Vice President, Chief Financial Officer.

“We are very pleased to welcome Scott Anthony to the Coca-Cola Consolidated team,” said Frank Harrison, Chairman and CEO. “Scott’s wealth of experience and proven leadership – both in the food and beverage manufacturing industry and in the Coca-Cola System – will serve our Company well as our business moves into the future.”

Mr. Anthony will join Coca-Cola Consolidated after serving as Executive Vice President and Chief Financial Officer of Ventura Foods since 2011. Prior to Ventura Foods, Mr. Anthony spent 21 years with Coca-Cola Enterprises in a variety of roles, including as Vice President, Chief Financial Officer, North America. Mr. Anthony earned both his undergraduate degree in finance and his master’s degree in operations management from Georgia State University.

About Coca-Cola Bottling Co. Consolidated

Coke Consolidated is the largest Coca-Cola bottler in the United States. Our Purpose is to honor God, serve others, pursue excellence and grow profitably. For more than 116 years, we have been deeply committed to the consumers, customers, and communities we serve and passionate about the broad portfolio of beverages and services we offer. We make, sell, and deliver beverages of The Coca-Cola Company and other partner companies in more than 300 brands and flavors to 65 million consumers in territories spanning 14 states and the District of Columbia.

Headquartered in Charlotte, N.C., Coke Consolidated is traded on the NASDAQ under the symbol COKE. More information about the company is available at www.cokeconsolidated.com. Follow Coke Consolidated on Facebook, Twitter, Instagram and LinkedIn.

–Enjoy Coca-Cola–